For additional information, contact:
T. Heath Fountain
Chief Executive Officer
(229) 426-6000 (Ext 6012)

COLONY BANKCORP, INC. ANNOUNCES
RETIREMENT OF DIRECTOR EDWARD P. LOOMIS, JR.

FITZGERALD, GA. (March 19, 2025) – Colony Bankcorp, Inc. (NYSE: CBAN) (“Colony” or the “Company”) today announced that Edward P. Loomis, Jr. will retire from the Board of Directors of both the Company and its wholly-owned banking subsidiary, Colony Bank, effective May 22, 2025.

Loomis, an experienced executive officer, served as President and Chief Executive Officer of the Company and Colony Bank from May 2012 until his retirement in July 2018. During his tenure, he steered Colony out of the recession, adding new efficiencies and expanding into new markets. Loomis has been a Director of the Company since May 2012.

Commenting on the announcement, Mark H. Massee, Chairman of the Board of Directors, said, “Ed joined Colony at a pivotal time and was a stabilizing force when we needed it most. His leadership was instrumental in guiding the Bank forward, and we are grateful for his dedication. We also appreciate his commitment to ensuring a smooth transition by recruiting his successor and remaining on the Board throughout the process.”

Loomis began his banking career in 1975 at Trust Company Bank in Atlanta, Georgia, where he served as Vice President and Commercial Lender. He later held executive leadership roles at several Georgia-based financial institutions, including First Macon Bank & Trust, Atlantic Southern Bank, and Rivoli Bank and Trust, where he served as interim President and CEO in 2005.

“Ed built a strong foundation that positioned Colony for long term success. His leadership and vision helped shape the Bank’s future, and we continue to build upon the team and strategy he put in place. We are grateful for his years of service and dedication,” said T. Heath Fountain, Chief Executive Officer.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in Fitzgerald, Georgia in 1975, Colony operates locations throughout Georgia as well as in Birmingham, Alabama; Tallahassee, Florida; and the Florida Panhandle. Colony Bank offers a range of banking solutions for personal and business customers. In addition to traditional banking services, Colony provides specialized solutions including mortgage lending, government guaranteed lending, consumer insurance, wealth management, credit cards and merchant services. Colony’s common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

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